Exhibit 99.3

Certain information in this document indicated with “[*]” has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

VELO3D, INC.

June 12, 2024

Notice to Warrant Holders

Dear Warrant Holder:

Reference is made to those certain warrants (the “Warrants”) to purchase up to 36,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), of Velo3D, Inc. (the “Company”) issued respectively to certain investors (the “Investors”) on December 29, 2023 pursuant to those certain Securities Purchase Agreements, dated as of December 27, 2023 (the “Purchase Agreements”), between the Company and the Investors.

This letter constitutes a notice pursuant to Section 3(h)(i) of the Warrants and in accordance with the notice provisions contained in Section 5(i) thereof and in Section 5.4 of the Purchase Agreements. All capitalized terms not separately defined in this notice shall have the same meanings as defined in the Warrants.

The Company is writing to inform you, as a registered holder of one or more Warrants, that the Company has effected a reverse stock split of the issued and outstanding shares of Common Stock (the “Reverse Stock Split”). The Board of Directors of the Company has approved the Reverse Stock Split at a ratio of 1-for-35. On June 12, 2024, the Company filed a Certificate of Amendment to the Company’s Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, effective as of June 13, 2024 (the “Effective Date”).

Prior to the Effective Date, your Warrant is exercisable for up to the number of Warrant Shares specified on Annex A hereto at an exercise price of $0.565 per share (the “Exercise Price”). Pursuant to Section 3(a) of the Warrants, on the Effective Date, your Warrant will be adjusted such that (subject to any future adjustment pursuant to the terms of the Warrants):

•the Exercise Price shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before the Effective Date and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately after the Effective Date, resulting in an adjusted Exercise Price of $19.775 per share; and

•the number of shares of Common Stock issuable on exercise of your Warrant shall be proportionately adjusted such that the aggregate Exercise Price of your Warrant remains unchanged following the Reverse Stock Split, resulting in your Warrant being exercisable for up to the number of Warrant Shares specified on Annex A hereto.

The Reverse Stock Split was previously approved by the stockholders of the Company at an annual meeting held on June 10, 2024.

If you should have any questions, please do not hesitate to contact Robert Okunski, Vice President Investor Relations of the Company, at robert.okunski@velo3d.com.

Annex A

Investor Name	Number of Warrant Shares Prior to Effective Date	Number of Warrant Shares On Effective Date
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